Exhibit 99.1

Genasys Inc. Reports Record Fiscal Year 2020 Financial Results

SAN DIEGO, Dec. 09, 2020 (GLOBE NEWSWIRE) -- Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions, today announced record fiscal fourth quarter and fiscal year revenues and net income in its financial results for the Company's fiscal year ended September 30, 2020.

“Strong LRAD® revenues fueled record fiscal fourth quarter and fiscal year revenues,” said Richard S. Danforth, Chief Executive Officer of Genasys Inc. “Fiscal fourth quarter revenues were $14.0 million and fiscal year revenues totaled $43.0 million, the best in the Company's history.”

Fiscal Fourth Quarter 2020 Financial Summary

Fiscal 2020 fourth quarter revenues were $14.0 million, an increase of 80% from $7.7 million in the same period last year. Higher backlog entering the fourth quarter of fiscal 2020, compared to the prior year period, contributed to the record revenues.

Gross profit margin was 54.0%, compared with 46.2% in the fourth quarter of fiscal 2019. The increase was primarily due to higher revenues, which further leveraged the Company's fixed operating expenses.

Operating expenses were $4.5 million, an increase of 16% from $3.9 million in the same period a year ago. The increase was primarily due to higher selling, general and administrative expenses to support the higher revenue and future revenue growth opportunities.

Net income in the quarter was $9.4 million, or $0.27 per diluted share, compared with a net loss of $0.1 million, or $(0.00) per share, in the fourth quarter of fiscal 2019. The increase was primarily due to higher revenue and gross profit, and a non-cash income tax benefit of $6.4 million during the quarter ended September 30, 2020, which resulted from the $7.1 million release of a portion of the valuation allowance against deferred tax assets.

Fiscal Year 2020 Financial Summary

Revenues for fiscal 2020 were $43.0 million, an increase of 16% from $37.0 million in fiscal 2019. Higher backlog entering fiscal 2020, compared to the prior year, contributed to the record fiscal year revenues.

Gross profit margin of 52.6% was 23% higher than last fiscal year. Gross profit increased primarily due to higher revenues, which further leveraged the Company's fixed operating expenses.

Operating expenses were $16.6 million, an increase of 8% from $15.3 million in the same period a year ago. The increase was primarily due to higher selling, general and administrative expenses to support the higher revenue and future revenue growth opportunities.

Net income for fiscal year 2020 was $11.9 million, or $0.35 per diluted share, compared with $2.8 million, or $0.08 per diluted share, for fiscal 2019. The increase was due to higher revenue and gross profit, and a non-cash income tax benefit of $5.7 million during the fiscal year ended September 30, 2020, which resulted from the release of a portion of the valuation allowance against deferred tax assets.

Cash and cash equivalents totaled $23.3 million on September 30, 2020, up from $18.8 million on September 30, 2019.

Working capital totaled $29.8 million on September 30, 2020, compared with $24.8 million on September 30, 2019.

The Company generated $6.9 million in cash from operating activities in fiscal 2020.

“The Company's record fiscal year performance under unprecedented societal and business conditions is a testament to the professionalism and dedication of Genasys team members in San Diego and throughout the world,” Mr. Danforth stated.

Select Fiscal Year 2020 Operating and Business Highlights

●	Awarded multi-year contracts from mobile network operators to power the delivery of emergency alerts in Australia

●	Received $14.5 million in LRAD 450XL systems and accessories orders from the U.S. Army to meet its critical communications and scalable escalation of force requirements

●	Announced the acquisition of enterprise software provider, Amika Mobile

●	Awarded $4.3 million U.S. Navy IDIQ contract

●	Received $4.2 million in international border, homeland security and critical infrastructure protection orders

●	Awarded $1.4 million in PSMN systems orders from Newport Beach and Laguna Beach, CA

●	LRAD systems deployed by domestic and international public safety and law enforcement agencies for COVID-19 responses and crowd communications

“While our business pipeline continued to grow to record levels, bookings for fiscal 2020 were $36.0 million, a decrease of 22% from fiscal 2019 as COVID-19-related shutdowns pushed out anticipated government and municipality orders,” continued Mr. Danforth. “The fundamentals of our business remain positive with expected record fiscal first quarter bookings that will put us on track for record fiscal 2021 revenues.”

“With the recent acquisition and ongoing integration of enterprise software provider, Amika Mobile, now Genasys Communications Canada, and our software contract awards in Australia, we expect software bookings to grow significantly in fiscal 2021,” Mr. Danforth added. “Combined with our growing defense, public safety and law enforcement LRAD business, Genasys is well-positioned for another year of higher revenues.”

We include in this press release Non-GAAP operational metrics of bookings, which we believe provide helpful information to investors with respect to evaluating the Company's performance. We consider bookings as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition.

Webcast and Conference Call Details
Management will host a conference call to discuss the fiscal year 2020 financial results this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link:

https://www.webcaster4.com/Webcast/Page/1375/38972

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.
Genasys™ is a global provider of critical communications systems and solutions to help keep people safe. Genasys provides a multi-channel approach to deliver geo-targeted alerts, notifications, instructions and information before, during and after public safety threats and critical business events. The Company's unified critical communications platform includes Genasys Emergency Management (GEM) applications, National Emergency Warning Systems (NEWS), LRAD® long-range voice broadcast systems and more.

Genasys systems are in service in 72 countries and in more than 450 U.S. cities in a range of diverse applications, including public safety, emergency warning, mass notification, critical event management, defense, law enforcement, homeland security and many more. For more information, visit genasys.com.

Forward-Looking Statements
Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the business impact of health crises or outbreaks of disease, such as epidemics or pandemics, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company's Form 10-K for the fiscal year ended September 30, 2020. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts
Jim Fanucchi and Satya Chillara
Darrow Associates, Inc.
ir@genasys.com

Genasys Inc.

Condensed Consolidated Balance Sheets

(Unaudited - in thousands)

	September 30,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$23,319	$18,819
Short-term marketable securities	4,265	3,695
Restricted cash	282	263
Accounts receivable, net	5,442	3,644
Inventories, net	5,949	5,835
Prepaid expenses and other	6,065	1,782
Total current assets	45,322	34,038
Long-term marketable securities	3,805	1,385
Long-term restricted cash	395	435
Deferred tax assets, net	11,095	5,387
Property and equipment, net	1,930	2,269
Goodwill	2,472	2,306
Intangible assets, net	943	1,176
Operating lease right of use asset	5,285	-
Prepaid expenses and other - noncurrent	125	124
Total assets	$71,372	$47,120

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,370	$860
Accrued liabilities	13,085	8,134
Notes payable, current portion	300	280
Operating lease liabilities, current portion	771	-
Total current liabilities	15,526	9,274

Notes payable, less current portion	18	33
Other liabilities, noncurrent	293	2,432
Operating lease liabilities, noncurrent	6,395	-
Total liabilities	22,232	11,739

Total stockholders' equity	49,140	35,381
Total liabilities and stockholders' equity	$71,372	$47,120

Genasys Inc.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands except per share amounts)

	Three months ended		Years ended
	September 30,		September 30,
	2020	2019	2020	2019
	(unaudited)	(unaudited)

Revenues	$13,981	$7,746	$43,010	$36,979
Cost of revenues	6,425	4,171	20,371	18,523
Gross profit	7,556	3,575	22,639	18,456

Operating expenses:
Selling, general and administrative	3,160	2,853	12,044	10,792
Research and development	1,321	997	4,554	4,528
Total operating expenses	4,481	3,850	16,598	15,320

Income from operations	3,075	(275)	6,041	3,136
Other income and expense, net	(75)	94	127	221
Income before income taxes	3,000	(181)	6,168	3,357
Income tax expense	(6,448)	(103)	(5,706)	572
Net income	$9,448	$(78)	$11,874	$2,785

Net income per common share:
Basic	$0.28	$(0.00)	$0.36	$0.09
Diluted	$0.27	$(0.00)	$0.35	$0.08

Weighted average common shares outstanding:
Basic	33,512	32,699	33,221	32,689
Diluted	34,589	32,699	34,092	33,397